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                                                                   EXHIBIT 10q


                              EMPLOYMENT AGREEMENT

         AGREEMENT effective as of November 1, 1999, by and between Response Oncology, Inc., a Tennessee corporation (the "Company"), and Anthony LaMacchia (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company desires to employ the Executive to serve as the Chief Executive Officer of the Company; and

         WHEREAS, the Company and the Executive each deem it necessary and desirable to execute a written document setting forth the terms and conditions of said relationship.

         NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth the parties agree as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following definitions:

         "1996 PLAN" means the Company's 1996 Stock Incentive Plan.

         "ADDITIONAL AMOUNT" means the amount the Company shall pay to the Executive in order to indemnify the Executive against all claims, losses, damages, penalties, expenses, interest, and Excise Taxes (including additional taxes on such Additional Amount) incurred by Executive as a result of Executive receiving Change of Control Benefits as further described in SECTION 9(e) of this Agreement.

         "ARBITRATORS" means the arbitrators selected to conduct any arbitration proceeding in connection with any disputes arising out of or relating to this Agreement.

         "AWARD PLANS" has the meaning set forth in SECTION 4(c) of this Agreement.

         "BASE SALARY" means the annual salary to be paid to Executive as set forth in Section 4(a) of this Agreement.

         "BENEFIT PLANS" has the meaning set forth in Section 4(d) of this Agreement.

         "BOARD" means the Board of Directors of the Company.

         "CHANGE OF CONTROL" means any of the following events which occur during the Term of this Agreement:


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         (i) any "person", as that term is used in Section 13(d) and Section
         14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes, is discovered to be, or files a report on
         Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors, regardless of whether or not the Board shall have approved the acquisition of such securities by the acquiring person;

         (ii) individuals who, as of the effective date of this Agreement, constitute the Board of Directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company, unless any such change is approved by the vote of at least 80% of the members of the Board of Directors of the Company in office immediately prior to such cessation;

         (iii) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than 80% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

         (iv) the Company in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such sale;

         (v) the Company and its affiliates shall sell or transfer (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Company's four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Company and its subsidiaries immediately prior thereto;

         (vi) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K (or any successor, form or report or item therein) that a change in control of the Company has occurred;

         (vii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or


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         (viii) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

         "CHANGE OF CONTROL BENEFITS" means the Termination Payment and all other payments, benefits or compensation (except for the Additional Amount) which the Executive receives or has the right to receive from the Company or any of its affiliates solely as a result of Executive's Change of Control Termination.

         "CHANGE OF CONTROL TERMINATION" means (i) a Termination Without Cause of the Executive's employment by the Company, in anticipation of, on, or within eighteen (18) months after a Change of Control, (ii) the Executive's resignation for Good Reason on or within eighteen (18) months after a Change of Control, or
(iii) Executive's giving of a Termination Notice of Voluntary Termination during the thirty days immediately following the Change of Control or during the thirty days immediately following the one year anniversary of the Change of Control.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMENCEMENT LOAN" means a loan by the Company to the Executive in the amount of $40,000, evidenced by a promissory note to be delivered by the Executive concurrent with the funding of such loan. This loan shall be unsecured, bear interest at the applicable federal rate, and shall be due and payable on January 31, 2000; provided, however, that if there shall not have been a Termination With Cause of the Executive by January 31, 2000, then the Company shall forgive the entire outstanding balance of such loan, including accrued interest, on January 31, 2000.

         "COMPANY" means Response Oncology, Inc., a Tennessee corporation, and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         "COMPANY SHARES" means the shares of common stock of the Company or any securities of a successor company which shall have replaced such common stock.

         "COMPETING ACTIVITY" means either (i) employment by U.S. Oncology, Inc. or OnCare, Inc., or any successor to either such corporation, or (ii) ownership, directly or indirectly, for the Executive's own account or for the account of others, either as a shareholder, partner, member, proprietor or other owner, or otherwise participating in the capacity of employee, director, officer, adviser, consultant, agent or in any other capacity, in the business of any company or entity which provides high-dose chemotherapy with autologous stem cell support or manages oncology practices within fifty (50) miles of any IMPACT(R) Center or oncology practice managed by the Company that shall have produced more than one percent (1%) of the Company's consolidated revenue for any of the three (3) years immediately preceding the year such activity commences. Notwithstanding the foregoing, the term "Competing Activity" shall not include passive ownership of less than five percent (5%) of the voting common stock of any company whose shares are traded on a national securities exchange or in the Nasdaq Stock Market's National Market and shall not include serving in the capacity of employee, director, officer, adviser, consultant, agent or in any other capacity for a company or entity (including



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non-profit entities) that derives less than five percent (5%) of its revenue from high-dose chemotherapy with autologous stem cell support or management of oncology practices so long as the Executive has no direct managerial responsibility with respect to the high-dose chemotherapy program or the oncology practice management function of any such company or entity.

         "COMPENSATION COMMITTEE" means the compensation committee of the Board.

         "EXCESS PARACHUTE PAYMENTS" has the meaning set forth in section 280G of the Code.

         "EXCISE TAX" means a tax on Excess Parachute Payments imposed pursuant to Code section 4999 and any tax under any similar provision of any applicable state income tax law.

         "EXECUTIVE" means the person identified in the preamble paragraph of this Agreement.

         "FAIR MARKET VALUE" means, on any give date, the reported last sale price of the common stock of the Company on the Nasdaq Stock Market's National Market on such date, or, if the Nasdaq Stock Market's National Market shall be closed on such date, the next preceding date on which such market shall have been open.

         "GOOD REASON" means any of the following:

         (i) a change in the Executive's status, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment and without Executive's consent, represents a reduction in or demotion of the Executive's status, position or responsibilities as in effect immediately prior such change; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with such status, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such positions, except in connection with a Termination with Cause, as a result of the Executive's death or Permanent Disability or by Voluntary Termination;

         (ii) a reduction in the Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time or modifying, suspending, discontinuing, or terminating any Award Plan or Benefit Plan in a manner which treats Executive differently than other similarly situated employees or singles out or discriminates against Executive;

         (iii) the relocation of the Company's principal executive offices to a location outside a thirty-mile radius of Memphis, Tennessee or the Company's requiring the Executive to be based at any place other than a location within a thirty-mile radius of Memphis, Tennessee without the Executive's consent, except for reasonably required travel on the Company's business;

         (iv) the failure by the Company to continue to provide the Executive with compensation and benefits provided for under this Agreement or benefits substantially similar to those provided to the Executive under any of the employee benefit plans in which the



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         Executive is or becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change of Control;

         (v) any material breach by the Company of any provision of this Agreement;

         (vi) any purported termination of Executive's employment by the Company which is not effected pursuant to the procedures set forth in
         SECTION 3; or

         (vii) the Company's failure to obtain an agreement reasonably satisfactory to Executive from any successor or assign of the Company to assume and agree to perform this Agreement.

         "GUARANTEED BONUS" means an amount equal to $70,000 for the 2000 calendar year, payable in accordance with the first paragraph of SECTION 4(b) below, or the pro-rated portion thereof payable in the event of any Voluntary Termination or Termination With Cause prior to payment of such amount in the year 2000.

         "MARKET PRICE" means the closing price of the Company Shares on the Nasdaq Stock Market's National Market, or, if the Company Shares shall be traded on a national securities exchange, the closing price of the Company Shares on such national securities exchange, or, if the Company Shares shall be traded in an over-the-counter or other dealer market, the closing bid price in such over-the-counter or dealer market.

         "OPTION(S)" means any options issued pursuant to the 1996 Plan or any other stock option plan adopted by the Company, or any option granted under the plan of any successor company that replaces or assumes the Company's Options.

         "PERMANENT DISABILITY" means a complete physical or mental inability, confirmed by a licensed physician, to perform the services described in SECTION 2 of the Agreement that continues for a period of six (6) consecutive months.

         "RELOCATION EQUITY LOAN" means a loan by the Company to the Executive in the amount of $100,000, evidenced by a promissory note to be delivered by the Executive at the time the loan is funded, which loan shall be evidenced by the Relocation Equity Note and shall be secured by a second mortgage on any residence purchased by the Executive in Memphis, Tennessee, having a maturity date of five (5) years after funding or the date the Executive's residence in California shall be sold, bearing interest at the applicable federal rate, which loan is to be funded on the date the Executive closes the purchase of a new residence in Memphis, Tennessee.

         "RELOCATION EQUITY NOTE" means a promissory note evidencing the Relocation Equity Loan.

         "RELOCATION PAYMENT" means an amount of cash equal to $40,000 if the Executive shall indicate in the Sale Notice that he intends to sell his residence in California.



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         "SALE NOTICE" means a written notice from the Executive to the Company in which the Executive shall notify the Company of his good faith intent whether he will or will not sell his residence in California. Such notice shall be given on or after January 1, 2000, and no later that January 31, 2000. In the event that the Executive shall not give the Company any notice by January 31, 2000, of his intent whether to sell his California residence, the Executive shall be deemed to have given the Company notice indicating that he intends to sell his California residence and such notice shall be deemed to have been given on January 31, 2000.

         "STOCK PURCHASE LOAN" means a loan by the Company to the Executive in the principal amount of $300,000 for the purpose of acquiring Company Shares, which loan shall be payable in full on the fifth anniversary of the loan, shall bear interest at the applicable federal mid-term rate (as defined in Section 1274 of the Code and published in the Internal Revenue Bulletin) in effect on the date such loan is made payable annually in arrears, which shall be subject to demand and acceleration of the payment of the outstanding principal amount thereof in the event the Executive experiences a Termination With Cause, Voluntary Termination or Change of Control Termination, which will be subject to demand and acceleration of the payment of one-half (1/2) the outstanding principal amount thereof, with the other half being forgiven, in the event the Executive experiences a Termination Without Cause, and which loan shall be evidenced by an unsecured promissory note that may be prepaid without penalty at any time. Notwithstanding any acceleration in the payment of outstanding principal under the Stock Purchase Loan, the maturity of the Stock Purchase Loan shall in no event be earlier than January 1, 2000.

         "STOCK PURCHASE NOTE" means a promissory note evidencing the Stock Purchase Loan.

         "TERM" has the meaning assigned to it in SECTION 3 of this Agreement.

         "TERMINATION DATE" means the date employment of Executive is terminated, which date shall be (i) in the case of Executive's Permanent Disability, 30 days after a Termination Notice is given and Executive does not return to the full-time performance of his duties within such 30 day period,
(ii) in all other instances not involving a Change of Control, the date specified as the Termination Date in the Termination Notice, which date shall not be less than thirty nor more than sixty days from the date the Termination Notice is given, and (iii) in the case of a Change of Control Termination, the actual effective date of such Change of Control Termination.

         "TERMINATION NOTICE" means a written notice of termination of employment by Executive or the Company.

         "TERMINATION PAYMENT" has the meaning set forth in SECTION 9(b)(i) of this Agreement.

         "TERMINATION WITH CAUSE" means the termination of the Executive's employment by act of the Board for any of the following reasons:

         (i) the Executive's conviction for a felony;

         (ii) the Executive's theft, embezzlement, misappropriation of or intentional infliction of


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         material damage to the Company's property or business opportunity;

         (iii) the Executive's intentional breach of the noncompetition provisions contained in SECTION 10 of this Agreement; or

         (iv) the Executive's ongoing willful neglect of or failure to perform his duties hereunder or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board or any duly constituted committee thereof that is not inconsistent with the description of the Executive's duties set forth in SECTION 2, if such willful neglect or failure is materially damaging or materially detrimental to the business and operations of the Company; provided that Executive shall have received written notice of such failure and shall have continued to engage in such failure after 30 days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that Executive has engaged in such failure.

For purposes of this subsection, no act, or failure to act, shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith, and without reasonable belief that such action or omission was in the best interest of the Company. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of misconduct as set forth above, and of continuing such misconduct after notice from the Board.

         "TERMINATION WITHOUT CAUSE" means the termination of the Executive's employment by the Company for any reason other than Termination With Cause, or termination by the Company due to Executive's death or Permanent Disability.

         "UNIFORM ARBITRATION ACT" means the Uniform Arbitration Act, Tennessee Code Annotated ss. 29-5-391 et seq., as amended.

         "VOLUNTARY TERMINATION" means the Executive's voluntary termination of his employment hereunder for any reason other than Good Reason. If the Executive gives a Termination Notice of Voluntary Termination and, prior to the Termination Date, the Executive voluntarily refuses or fails to provide substantially all the services described in SECTION 2 hereof for a period greater than two consecutive weeks, the Voluntary Termination shall be deemed to be effective as of the date on which the Executive so ceases to carry out his duties. Voluntary refusal to perform services shall not include taking vacation otherwise permitted in accordance with SECTION 4 hereof, the Executive's failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.



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         2. EMPLOYMENT; SERVICES. The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of Chief Executive Officer of the Company to serve for the Term hereof, subject to earlier termination as hereinafter provided. The Executive shall devote such amount of his time and attention to the Company's affairs as are necessary to perform his duties to the Company in his capacity as Chief Executive Officer. The Executive shall have authority and responsibility with respect to the day-to-day management of the Company, consistent with direction from the Company's Board.

         3. TERM; TERMINATION.

                  (a) The term of the Executive's employment hereunder shall be two years and shall commence on November 1, 1999 and on November 1, 2000 shall be extended automatically, for so long as the Executive remains employed by the Company hereunder, the first day of each month beginning December 1, 2000 for an additional one-month period (such period, as it may be extended from time to time, being herein referred to as the "Term"), unless terminated earlier in accordance with the terms of this Agreement, to the effect that after November 1, 2000 on the first day of each month, the remaining term of this Agreement and the Executive's employment hereunder shall be one year.

                  (b) Any purported termination of employment by Executive or the Company shall be communicated by a Termination Notice. The Termination Notice shall indicate the specific termination provision in this Agreement relied upon and set forth the facts and circumstances claimed to provide a basis for termination. If the party receiving the Termination Notice notifies the other party prior to the Termination Date that a dispute exists concerning the termination, the Termination Date shall be extended until the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction. The Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given and Executive shall continue as a participant in all Award Plans and Benefit Plans in which Executive participated when the Termination Notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

         4. COMPENSATION.

                  (a) Base Salary. During the Term, the Company shall pay the Executive for his services a Base Salary of $315,000.00, to be paid in such installments as corresponds to the Company's payroll cycle for all employees, such Base Salary being subject to any increases approved by the Compensation Committee or the Board, as the case may be.



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                  (b) Bonus Compensation. During the Term, the Compensation
         Committee shall annually adopt an incentive bonus program for the Executive which will provide for an incentive bonus (the "Base Bonus") of up to fifty percent (50%) of the Executive's base salary, with the amount to be determined by the Compensation Committee based on objective criteria fixed by the Compensation Committee in consultation with the Executive. Any such Base Bonus will be payable not later than January 31 of the year following the year in which such Bonus is computed. Notwithstanding the foregoing, the Executive's Base Bonus for the year ending December 31, 2000, shall be not less than the Guaranteed Bonus, which shall be paid in all events on or before December 31, 2000, except a Voluntary Termination or Termination for Cause, in which case an amount equal to the Guaranteed Bonus shall be subject to pro-ration and paid as hereinafter provided.

         In addition, if at any time during the first five (5) year's of the Executive's employment the performance targets set forth below shall be achieved, then the Company shall pay up to $300,000 in cash bonus (the "Supplemental Bonus") no later than the business day after such targets shall have been met, as follows:

                    (A) If the Executive shall have been employed for at least one (1) year and, thereafter, the Company Shares shall have a Market Price of more than $3.00 for 10 consecutive trading days, then the Company shall pay the Executive Supplemental Bonus of $100,000.

                    (B) If the Executive shall have been employed for at least one (1) year and, thereafter, the Company Shares shall have a Market Price of more than $8.00 for 10 consecutive trading days, then the Company shall pay the Executive additional Supplemental Bonus of $100,000.

                    (C) If the Executive shall have been employed for at least two (2) years and, thereafter, the Company Shares shall have a Market Price of more than $12.00 for 10 consecutive trading days, then the Company shall pay the Executive additional Supplemental Bonus of $100,000.

                    (D) If the Executive shall have been employed for at least one (1) year and, thereafter, the Company Shares shall have a Market Price of more than $15.00 for 10 consecutive trading days, or a merger, sale of the Company, recapitalization, or other liquidity event occurs that provides at least $15.00 per share of value to the holders of the Company Shares, then the Company shall pay the Executive a Supplemental Bonus of $300,000.

For purposes of the foregoing subparagraphs, the Market Price shall be adjusted appropriately in the event of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, merger, share exchange or other event affecting the outstanding Common Shares at the time of such event.

Any Supplemental Bonus may, at the option of the Company, be offset against the outstanding principal amount of any loan owed by or any other indebtedness or account payable by the



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Executive to the Company. Any such offset shall be pursuant to written notice provided to the Executive at least thirty (30) days prior to such offset.

              (c) Award Plans. During the Term, the Executive shall also be eligible for additional compensation in the form of a cash bonus, shares of stock in the Company or Options, and shall be eligible to participate the 1996 Plan and any other stock option, incentive compensation, profit participation, bonus or extra compensation plan that is adopted by the Company and in which the Company's executive officers generally participate (collectively, "Award Plans"); provided, however, that all such compensation or awards will be granted, if at all, solely in the discretion of the Board based upon the recommendation of the Compensation Committee.

              (d) Benefit Plans. During the Term, Executive shall be entitled to participate in, and to all rights and benefits provided by, each and every health, life, medical, dental, disability, insurance and welfare plan maintained by the Company including, without limitation, the benefits contemplated by
SECTION 5 of this Agreement, that are maintained from time to time by the Company for the benefit of Executive, the executives of the Company generally or for the Company's employees generally, provided that Executive is eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to the participants thereof (collectively, "Benefit Plans").

              (e) Vacation. The Executive shall be entitled each calendar year to vacation time, during which time his compensation shall be paid in full. The time allotted for such vacation shall be five (5) weeks.

              (f) Continuation of Welfare Benefits. If Executive's employment is terminated due to Executive's Permanent Disability, Termination Without Cause, or termination for Good Reason, the Company will continue to provide all benefits pursuant to Benefit Plans for a period of one (1) year following the Termination Date, and if Executive is no longer eligible to participate in one or more of the Benefit Plans because of such termination, Executive shall be entitled to, and the Company shall provide to Executive, benefits substantially equivalent to those Benefit Plans to which Executive was entitled immediately prior to such termination for one (1) year after the Termination Date. If Executive's employment is terminated due to a Change of Control Termination, the Company will continue to provide all benefits pursuant to Benefit Plans for a period of three (3) years following the Termination Date, and if Executive is no longer eligible to participate in one or more of the Benefit Plans because of such termination, Executive shall be entitled to, and the Company shall provide to Executive, benefits substantially equivalent to those Benefit Plans to which Executive was entitled immediately prior to such termination for three (3) years after the Termination Date. The Company shall bear all costs related to the continuation of benefits pursuant to this paragraph (f) except for such portion of said costs that the Executive was responsible for prior to such Termination Date.

              (g) Overall Qualification. Nothing in this Agreement shall be construed as preventing the Company from modifying, suspending, discontinuing or terminating any of the Company Benefit Plans or Award Plans without notice or liability to Executive so long as (i) the modification, suspension, discontinuation or termination of any such plan is authorized by and performed in accordance with the specific provisions of such plan and (ii) such modification,




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suspension, discontinuation or termination is taken generally with respect to all similarly situated employees of the Company and does not single out or discriminate against Executive.

     5. EXPENSES. The Company recognizes that the Executive will incur certain out-of-pocket expenses, including but not limited to travel expenses, related to his services and the Company's business and the Company agrees to reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses, including, but not limited to, expenses incurred in connection with the operation of Executive's aircraft in the course of conducting the Company's business; provided that Executive complies with the Company's policies and procedures regarding business expenses.

     6. VOLUNTARY TERMINATION; TERMINATION WITH CAUSE. Except as otherwise provided in SECTION 9 of this Agreement, if (i) the Executive shall cease being an employee of the Company on account of a Voluntary Termination or (ii) there shall be a Termination With Cause, the Executive shall not be entitled to any compensation after the Termination Date of such Voluntary Termination or Termination With Cause (except Base Salary and vacation accrued but unpaid on the Termination Date of such event, and the amount of Guaranteed Bonus pro-rated to the Termination Date). Notwithstanding the foregoing, after any Voluntary Termination or Termination With Cause, all vested Options shall continue to be exercisable for a period of three (3) months after such event. In the event of a Voluntary Termination or Termination With Cause, the Executive shall continue to be subject to the noncompetition covenant contained in Section 10 hereof for the remainder of the Term.

     7. DEATH OR DISABILITY. In the event of the Executive's Permanent Disability, the Company may elect to terminate Executive's employment with the Company. Upon termination of Executive's employment due to Executive's death or Permanent Disability, the Company shall continue to pay the Executive or his heirs, devisees, executors, legatees or personal representatives, as appropriate, the semi-monthly payments of the Base Salary then in effect for one year from the Termination Date. The Company shall also pay any amounts due pursuant to the terms of any Benefit Plans and Award Plans in which Executive was a participant, including, without limitation, the Guaranteed Bonus or the pro rata amount of any bonus to be paid to Executive for the fiscal year in which Executive's employment by the Company was terminated, as applicable. In addition, upon termination of Executive's employment on account of Permanent Disability Executive shall be permitted to participate in, and have all rights and benefits provided by, all Benefit Plans which Executive was eligible to participate in immediately prior to the Termination Date (to the extent such participation is possible under the laws then pertaining to such Benefit Plans), for a minimum of one (1) year following the Termination Date.

     8. TERMINATION WITHOUT CAUSE. RESIGNATION FOR GOOD REASON. The Company may terminate Executive for any reason, or no reason at all, at any time and Executive may terminate this Agreement at any time for Good Reason, provided that, upon termination of this Agreement by the Executive for Good Reason or in the event of a Termination Without Cause, except as otherwise provided in
SECTION 9 of this Agreement, the Company shall provide the compensation and benefits set forth in this SECTION 8. Executive may terminate this Agreement for Good Reason notwithstanding any incapacity due to physical or mental illness. Executive's continued



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

employment shall not constitute consent to, or a waiver of, rights with respect to any circumstances constituting Good Reason hereunder.

              (a) Base Salary, Benefit and Award Plans. The Company shall continue to pay the Executive the semi-monthly payments of the Base Salary then in effect for a period equal to the greater of the remaining Term of this Agreement or one year after the Termination Date in respect of any Termination Without Cause or Resignation for Good Reason. The Company shall also pay on such Termination Date any amounts due pursuant to the terms of any Benefit Plans and Award Plans in which Executive shall have been a participant, including, without limitation, the Guaranteed Bonus or the pro rata amount of any bonus to be paid to Executive for the fiscal year in which Executive's employment shall be so terminated, as applicable. In addition, Executive shall be permitted to participate in, and have all rights and benefits provided by, all Benefit Plans which Executive shall have been eligible to participate in immediately prior to the Termination Date (to the extent such participation is possible under the laws then pertaining to such Benefit Plans), for a minimum of one year following the Termination Date.

              (b) Stock Options. All Options granted to Executive shall become fully vested and immediately exercisable at the Termination Date in respect of any Termination Without Cause or Resignation for Good Reason; provided, however, that the acceleration of exercisability or issuance shall be subject to the imposition of such restrictions on transferability of the subject Company Shares as may be necessary to permit Company Shares issued upon exercise of such Options to continue to qualify for the exception from Section 16(b) of the Securities Exchange Act of 1934, as amended, provided by Rule 16b-3 thereunder. The Company represents and warrants that such vesting is not prohibited by the 1996 Plan. Any written grant of Options to the Executive shall contain the foregoing vesting provision. In lieu of Company Shares issuable upon exercise of any outstanding and unexercised Options granted to Executive, Executive may, at Executive's option, receive an amount in cash equal to the product of (i) the Fair Market Value of Company Shares on the Termination Date over the per share exercise price of each Option held by Executive, times (ii) the number of Company Shares covered by each such Option. In the event Executive does not elect to receive a cash payment for any outstanding and unexercised Options granted to Executive, notwithstanding the terms of the 1996 Plan, any other option or stock plan, or any agreement pre-dating this Agreement, Executive shall have the right to exercise such Options in accordance with the terms and conditions provided in the applicable stock option plans as if Executive had continued his employment with the Company, notwithstanding Executive's termination.

              (c) Legal Fees. The Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of a Termination Without Cause or Executive's resignation for Good Reason (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).
(a)




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


     9. CHANGE OF CONTROL.

        (a) Termination in Connection with a Change of Control. Notwithstanding any other provision in this Agreement or any other agreement pre-dating this Agreement between the Company and Executive, in the event of a Change of Control Termination, the Company shall, on the Termination Date in respect of such Change of Control Termination, pay the Executive, in addition to any Base Salary earned but not paid through the Termination Date and any amounts due pursuant to Award Plans and Benefit Plans including, without limitation, the Guaranteed Bonus or the pro rata amount of Executive's anticipated bonus for the fiscal year in which Executive's employment is so terminated, as applicable, the compensation and benefits set forth in Section 9(b).

        (b) Compensation and Benefits.

        (i) A Termination Payment shall be paid which is equal to the sum of two
     (2) times the Executive's annual base salary in effect on the Termination Date plus two (2) times the average annual cash bonus paid to the Executive for the previous two fiscal years (or, if the Change of Control Termination occurs prior to January 1, 2001, the sum of $140,000, which is two (2) times the Guaranteed Bonus), under this Agreement or otherwise ("Termination Payment"). Notwithstanding Section 9(a), the Termination Payment shall be calculated and paid immediately prior to the closing of the transactions constituting a Change of Control if the Executive receives notice prior to the Change of Control that his employment will be terminated on or after the Change of Control.

        (ii) Executive shall be permitted to participate in, and have all rights and benefits provided by, all Benefit Plans which Executive was eligible to participate in immediately prior to the Termination Date (to the extent such participation is possible under the laws then pertaining to such Benefit Plans), for a minimum of two years following the Termination Date.

        (iii) All Options granted to Executive shall become fully vested and immediately exercisable at the time of a Change in Control Termination; provided, however, that the acceleration of exercisability or issuance shall be subject to the imposition of such restrictions on transferability of the subject Company Shares as may be necessary to permit Company Shares issued upon exercise of such Options to continue to qualify for the exception from Section 16(b) of the Securities Exchange Act of 1934, as amended, provided by Rule 16b-3 thereunder. The Company represents and warrants that such vesting is not prohibited by the 1996 Plan. Any written grant of Options to the Executive shall contain the foregoing vesting provision. In lieu of Company Shares issuable upon exercise of any outstanding and unexercised Options granted to Executive, Executive may, at Executive's option, receive an amount in cash equal to the product of (i) the excess of the higher of the Fair Market Value of Company Shares on the Termination Date, or the highest per share price for Company Shares actually paid in connection with any Change of Control of the Company, over the per share exercise price of each Option held by Executive, times (ii) the number of Company Shares covered by each such Option. In the event Executive does not elect to receive a cash payment for any outstanding and unexercised Options granted to

     Executive, Executive shall have the right to exercise such Options in accordance with the terms and conditions provided in the applicable stock option plans.

              (iv) The Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of a termination described in
     SECTION 9(a) of this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder). In addition, the Executive shall be entitled to one-on-one outplacement counseling provided by an external consultant, plus office space and secretarial support paid for by the Company until the Executive finds a position comparable to the position he held prior to the Termination Date or until the first anniversary of the Termination Date, whichever is earlier. Moreover, the Executive shall be entitled to reimbursement by the Company, upon demand and presentation of appropriate evidence of the expenses, for expenses related to searching for employment, including travel and lodging, in an amount not to exceed $5,000.

              (c) Certain Transactions. Notwithstanding the provisions of subparagraphs (i) or (vi) in the definition of change of control, unless otherwise determined in a specific case by majority vote of the Board, a Change of Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or (ii) any Company-sponsored employee stock ownership plan, or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item thereon) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a Change of Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

              (d) Escrow Arrangement. If within thirty (30) days after the effective date of a Change of Control Executive's employment has not been terminated, the Company shall deposit with an escrow agent, pursuant to an escrow agreement between the Company and such escrow agent, a sum of money, or other property permitted by such escrow agreement, which is substantially sufficient in the opinion of the Company's management to fund the amounts due to Executive set forth in SECTION 9(b) of this Agreement. The escrow agreement shall provide that such agreement may not be terminated until the earlier of (i) Executive's employment has terminated and all amounts due to Executive as set forth in this Agreement have been paid to Executive or (ii) three (3) years after the effective date of the Change of Control.

              (e) Tax Matters. If the Excise Tax on Excess Parachute Payments will be imposed on the Executive under Code section 4999 as a result of the Executive's receipt of the Change of Control Benefits, the Company shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses, interest, and Excise Taxes. To effect this indemnification, the Company shall pay to the Executive the Additional Amount which is sufficient to indemnify and hold the Executive harmless from the application of Code sections 280G and 4999, including the amount of (i) the Excise Tax that will be imposed on the Executive under section 4999 of the Code with respect to the Change of Control Benefits;
(ii) the additional (A) Excise Tax under section 4999 of the Code, (B) hospital insurance tax under section 3111(b) of the Code and (C) federal, state and local income taxes for which the Executive is or will be liable on account of the payment of the amount described in subitem (i); and (iii) the further excise, hospital insurance and income taxes for which the Executive is or will be liable on account of the payment of the amount described in subitem (ii) and this subitem (iii) and any other indemnification payment under this SECTION 9(e). The Additional Amount shall be calculated and paid to the Executive at the time that the Termination Payment is paid to the Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change of Control occurs shall be used. Nothing in this paragraph shall give the Executive the right to receive indemnification from the Company for federal, state or local income taxes or hospital insurance taxes payable solely as a result of the Executive's receipt of (a) the Change in Control Benefits, or (b) any additional payment, benefit or compensation other than the Additional Amount. As specified in items (ii) and (iii), above, all income, hospital insurance and additional Excise Taxes resulting from additional compensation in the form of the Excise Tax payment specified in item (i), above, shall be paid to the Executive.

     The provisions of this SECTION 9(E) are illustrated by the following example:

     Assume that the Termination Payment and all other Change of Control Benefits result in a total federal, state and local income tax and hospital insurance tax liability of $180,000; and an Excise Tax liability under Code section 4999 of $70,000. Under such circumstances, the Executive is solely responsible for the $180,000 income and hospital insurance tax liability; and the Company must pay to the Executive $70,000, plus an amount necessary to indemnify the Executive for all federal, state and local income taxes, hospital insurance taxes, and Excise Taxes that will result from the $70,000 payment to the Executive and from all further indemnification to the Executive of taxes attributable to the initial $70,000 payment.

     10. NONCOMPETITION. During the Term, the Executive shall not, other than through the Company or affiliates of the Company, participate in a Competing Activity. For a period of two (2) years following any termination of employment except a Termination Without Cause or Resignation for Good Reason (unless such termination shall be a Change of Control Termination, in which event the restrictive covenant set forth in this paragraph shall continue to apply), Executive shall not participate in any Competing Activity.

     The Executive agrees that damages at law for violation of the restrictive covenant contained herein would not be an adequate or proper remedy to the Company, and that should the Executive violate or threaten to violate any of the provisions of such covenant, the Company, its successors or assigns, shall be entitled to obtain a temporary or permanent injunction, as appropriate, against the Executive in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants. The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation.

     Furthermore, the Executive acknowledges that this Agreement has been negotiated at arms' length by the parties, neither being under any compulsion to enter into this Agreement, and that the foregoing restrictive covenant does not in any respect inhibit his ability to earn a livelihood in his chosen profession without violating the restrictive covenant contained herein. The Company by these presents has attempted to limit the Executive's right to compete only to the extent necessary to protect the Company from unfair competition. The Company recognizes, however, that reasonable people may differ in making such a determination. Consequently, the Company agrees that if the scope or enforceability of the restricted covenant contained herein is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

     11. EMPLOYMENT STATUS. The parties acknowledge and agree that Executive is an employee of the Company, not an independent contractor. Any payments made to Executive by the Company pursuant to this Agreement shall be treated for federal and state payroll tax purposes as payments made to a Company employee, irrespective of whether such payments are made subsequent to the Termination Date.

     12. NOTICES. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

         To the Company:         1805 Moriah Woods Blvd.
                                 Memphis, TN 38117
                                 Attn: Chief Financial Officer

         To the Executive:       ________________________

     13. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto; provided, however, that any amendment or termination of the covenant of noncompetition in SECTION 10 must be approved by a majority of the Directors of the Company other than the Executive, if the Executive is then a director of the Company. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

     14. ARBITRATION. Any controversy concerning or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Memphis, Shelby County, Tennessee at a location specified by the party seeking such arbitration.

              (a) The Arbitrators. Any arbitration proceeding shall be conducted by three (3) Arbitrators and the decision of the Arbitrators shall be binding on all parties. Each Arbitrator shall have substantial experience and expert competence in the matters being arbitrated. The party desiring to submit any matter relating to this Agreement to arbitration shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated, such party's choice of Arbitrator, and such party's substantive position in the arbitration. The party receiving such notice shall, within fifteen (15) days after receipt of such notice, appoint an Arbitrator and notify the other party of its appointment and of its substantive position. The Arbitrators appointed by the parties to the Arbitration shall select an additional Arbitrator meeting the aforedescribed criteria. The Arbitrators shall be required to render a decision in accordance with the procedures set forth in Subparagraph (b) below within thirty (30) days after being notified of their selection. The fees of the Arbitrators shall be equally divided amongst the parties to the arbitration.

         (b) Arbitration Procedures. Arbitration shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such Act are modified by this Agreement or the subsequent mutual agreement of the parties. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Any party hereto may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this provision applies in any court having jurisdiction over such action in Shelby County, Tennessee, and the parties agree that jurisdiction and venue in Shelby County, Tennessee are appropriate and approved by such parties.

     15. APPLICABLE LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

     16. ASSIGNMENT. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement, except with respect to certain rights to receive payments as described in Section 7.

     17. HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     18. SUCCESSORS; BINDING AGREEMENT. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminates his employment for Good Reason; provided, however, that nothing in this paragraph shall in any way be construed to diminish the amount of any payment to the Executive upon a Change in Control Termination, and the right of the Executive to receive such a payment shall be independent of the rights provided herein. The Company's rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company's successors and assigns.

     19. FURTHER COVENANTS. At the times specified below, the parties shall perform the following acts:

         (a) On the date the Board approves this Agreement, the Company shall grant to the

Executive Options pursuant to the 1996 Plan to purchase 500,000 Company Shares at a price equal to the Fair Market Value of the Common Shares on the earlier of the date this Agreement shall be signed by both parties or the date the Board shall approve the terms and conditions of this Agreement, which Options shall be characterized as Incentive Stock Options pursuant to Section 422 of the Code to the fullest extent permitted by said Section and shall be granted to the Executive pursuant to the Company's standard form of Option Grant agreement, and which Options shall vest and be exercisable as follows: (i) 170,000 Company Shares on the date the Executive's employment commences, (ii) 110,000 Company shares per year on each of the three (3) anniversaries of the Executive's employment immediately succeeding the commencement of such employment. The Company represents and warrants to the Executive that the offer and sale of, and the resale of, shares issuable upon the exercise of the Options that will be granted pursuant to this subparagraph have been duly registered with the Securities and Exchange Commission;

              (b) On the day the Board approves this Agreement, the Company shall sell 300,000 Company Shares to the Executive for an aggregate price of $300,000, and the Executive shall execute and deliver the Stock Purchase Note to the Company;

              (c) The Company shall pay the Relocation Payment to the Executive within five (5) business days after the Executive shall give the Company the Sale Notice indicating that the Executive intends to sell his California residence;

              (d) The Company shall fund the Relocation Equity Loan at the time specified in the definition of the Relocation Equity Loan, and at such time, the Executive shall execute and deliver the Relocation Equity Note to the Company.

              (e) The Company shall fund the Commencement Loan within five (5) days of the commencement of the term of this Agreement, whereupon the Executive shall execute and deliver to the Company a promissory note evidencing such loan.

              (f) The parties shall execute such additional documents and instruments consistent with this Agreement to effect the purposes and intention of this Agreement.

            [The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


                                     RESPONSE ONCOLOGY, INC.


                                     By:
                                        ---------------------------------------
                                     Name:
                                          -------------------------------------
                                     Title:
                                           ------------------------------------

                                     EXECUTIVE:

                                           ------------------------------------
                                            Anthony LaMacchia





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